Exhibit 10.105

CONSULTING AGREEMENT

This Agreement (“Agreement”) is made and effective Monday, January 1, 2013 by and between BlueWater Advisory Group, LLLC, (“BlueWater”) and VG Life Sciences, Inc., (the “Company”).

Now, therefore, BlueWater and Company agree as follows:

1.	VRAL shall retain the services of BlueWater, as investor relations and as public relations consultant to do the following:

a.	In consultation with management and the board of directors of the Company, determine appropriate strategic investment thesis which will serve to guide the development of the Company’s financial marketing, outreach and visibility enhancement program for the Company’s publicly traded shares, facilitate an orderly market and bring activity to the market for the Company’s shares.
b.	Drafting of an executive summary / corporate profile for use in generating interest in the Company’s publicly traded shares and for use in raising additional capital to fund the Company’s next stage of development.
c.	Development and implementation of a complete investor relations campaign to include:
i.	News release timeline and news releases
1.	Drafting of news releases to be crafted in an iterative fashion in concert with executive officers of the Company and/or their designees
ii.	Revision of copy for the Company’s website that incorporates the investment thesis, especially the “Investor Section” of website and creation of a corporate newsletter, and also creation of mechanism for collecting opt-in email addresses.
iii.	Creation and scheduling of media opportunities in appropriate trade and financial publications including online and blog opportunities.
d.	Introduction to accredited investors experienced in early stage, micro-cap investing.
e.	Ongoing updates and reports relating to corporate developments and dissemination of same.

2. BlueWater acknowledges that the determination of whether or not to issue any press release or in engage in any investor relations or public relations company or activity shall be made by the Company in its sole discretion. BlueWater agrees that in the performance of its services hereunder it shall follow the directions of the Company.

3. BlueWater shall provide services to the Company pursuant to this Agreement for a term commencing on the date of this Agreement and ending six (6) months from date of this Agreement, subject to the termination as provided for in Section 7 hereof.

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4. The Company shall pay BlueWater $4500.00 a month of which a minimum of $1500.00 is payable in cash; if the balance is to be paid in shares of VG LifeSciences, the $3000.00 balance will be paid in number of shares equal to a value of two time (2X) the value of the balance due, (share price to be determined as the average of the closing price of the Company’s Common Stock (on the principal exchange or market in which the Company’s Common Stock trades) for the fourteen (14) trading days prior end of each month, effective January 1, 2013. Additionally, Company shall pay BlueWater and additional 1700 shares of 144 stock from the Company, certificate to be delivered within 30 days of the date of engagement. Additionally, BlueWater will receive 1700 warrants exercisable into shares of the Company common stock at $0.05 per share.

BlueWater and the Company agree that the Shares issuable pursuant to this Agreement to BlueWater are nonrefundable, except if this Agreement is terminated prior to the end of the Term by the Company due to the breach of this Agreement by BlueWater. For purposes of determining the holding period of Rule 144(d)(1) promulgated under the Securities Act of 1933, as amended, the shares of common stock issuable pursuant to this contract shall be deemed fully paid for upon the execution of this Agreement by the parties hereto. BlueWater shall not, without the prior written consent of the Company, disclose to anyone any Confidential Information. “Confidential Information” for the purposes of this Agreement shall include the Company proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans and financial information. Confidential Informatioin shall not include any information that (A) is disclosed by the Company without restriction, (B) becomes publicly available through no act of BlueWater or (C) is rightfully received by BlueWater from a third party, who to BlueWater’s knowledge, after reasonable inquiries, is bound by a confidentiality agreement or duty to the Company. BlueWater has signed a Non-Disclosure Agreement, which is integrated by reference into this Agreement.

6. BlueWater specifically shall not, during the drafting and editing phase of the creation of the document, share the contents of any press releases or other documents, with any other consultants or investors, or potential investors. BlueWater will operate under strict adherence to all disclosure requirements. In performing its obligations hereunder, BlueWater shall strictly comply with all applicable laws, regulations and rules, including, without limitation, the rules and regulations of the Securities an Exchange Commission.

7. This Agreement may be terminated, by either party, prior to the end of the six (6) month term of this Agreement upon a breach of this Agreement by the other party which breach is not fully cured within ten (10) days after written notice of breach from the non-breaching party. If this Agreement is terminated by the Company due to a breach by BlueWater, without limiting the Company’s other rights and remedies arising from such breach, BlueWater will be obligated to refund a pro rata portion of the consideration paid to BlueWater pursuant to Section 4 hereor, based upon the timing of the termination.

8. BlueWater is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of the Company. BlueWater shall not be entitled to nor receive any benefit normally provided to the Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay. The Company shall not be responsible for withholding income or other taxes from the payments made to BlueWater. BlueWater shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to BlueWater pursuant to this Agreement and BlueWater agrees to indemnify the Company and hold the Company harmless from any claim that the Company is responsible for the payment of any taxes on the Compensation received by BlueWater pursuant to this Agreement.

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9. Unless otherwise agreed to in writing by the Company in advance, BlueWater shall be solely responsible for procuring, paying for and maintaining any computer equipment, sofware, paper, tools or supplies necessary or appropriate for the performance of BlueWater’s services hereunder and all other cost and expenses incurred by BlueWater in performing its services hereunder. Certain expenses are to be paid by the Company, including but not limited to, issuance of press releases; pre-approved travel on behalf of the company; costs associated with road show and other events and activities designed to raise awareness of the company’s business plan and growth strategy.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of California, with regard or reference to its conflict of law principle.

11. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

12. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral all of which are merged herein. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

13. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service.

14. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

BlueWater Advisory Group (“BlueWater”)	VG Life Sciences Inc “Company”
Two Skyline Circle	2290 Huntington Drive, Suite 100
Santa Barbara, CA 93109	San Marino, CA 91108

/s/ signature	/s/ Haig Keledjian
Bryan G. Crane, Managing Director	Haig Keledjian, CEO

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